May 24, 1999

Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C. 20549

Dear Sir or Madam:

         We serve as counsel for the INVESCO Global Health Sciences Fund, a Massachusetts business trust (the "Fund"), in connection with the issuance of up to 7,539,029 additional shares of beneficial interest of the Fund, par value $.01 per share ("Shares") pursuant to the Fund's rights offering (the "Offering") as described in its Registration Statement filed with the Securities and Exchange Commission on Form N-2, Securities Act File No. 333-75831 and Investment Company Act File No. 811-06476 (the "Registration Statement"). All capitalized terms not otherwise defined herein shall have the meaning set forth in the Registration Statement.

         As counsel for the Fund, we are familiar with its Declaration of Trust and Bylaws, as amended, and we are familiar with the actions taken by the Fund's board of trustees in connection with the Offering. We have examined its Registration Statement, including the prospectus contained therein, substantially in the form in which it is to become effective. We have further examined and relied upon a certificate of the Secretary of the Commonwealth of Massachusetts to the effect that the Fund is duly established and existing under the laws of the Commonwealth of Massachusetts and is in good standing and duly authorized to transact business in the Commonwealth of Massachusetts.

         We have also examined and relied upon such corporate records of the Fund and other documents and certificates with respect to factual matters as we have deemed necessary to render the opinion expressed herein. We have assumed, without independent verification, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with originals of all documents submitted to us as copies. We also have assumed that: at a meeting of the Fund's board of trustees that is anticipated to be
held on or about June 23rd,  1999,  the   Shares  will be duly
authorized; and the Subscription Agent and the Fund, in issuing the Shares, will act in compliance with the Registration Statement, the Prospectus and the Subscription Agent Agreement.

         Based on such examination, we are of the opinion that:

1. The Fund is duly organized and validly existing as a business trust in good standing under the laws of the Commonwealth of Massachusetts.


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Securities and Exchange Commission
May 24, 1999
Page 2




2. The issuance and sale of the Shares pursuant to the Offering have been duly authorized by all necessary corporate actions on the part of the Fund.

3. Upon the issuance and sale of the Shares pursuant to the Offering, the Shares will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion in connection with Pre-Effective Amendment No. 1 to the Company's Registration Statement on Form N-2 (File No. 333-75831) being filed with the Securities and Exchange Commission. We also consent to the reference to our firm under the caption "Legal Matters" in the Prospectus filed as part of the Registration Statement.


                                   Sincerely,

                                   /s/ KIRKPATRICK & LOCKHART LLP

                                   KIRKPATRICK & LOCKHART LLP